UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 31, 2006
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     On May 31, 2006, SCS Finance I, L.P., a Delaware limited partnership (“SCS Finance I”) and SCS Finance II, L.P., a Delaware limited partnership (“SCS Finance II” and together with SCS Finance I, the “Borrowers”), as borrowers under the (i) Loan Agreement (the “SCS Finance I Loan Agreement”) by and between GE Capital Franchise Finance Corporation, a Delaware corporation (“GE Capital”) and SCS Finance I dated October 1, 2002, (ii) Loan Agreement (the “SCS Finance II Loan Agreement”) by and between GE Capital and SCS Finance II, L.P. dated October 1, 2002, (iii) Equipment Loan and Security Agreement (the “SCS Finance I Security Agreement”) by and between GE Capital and SCS Finance I dated October 1, 2002, and (iv) Equipment Loan and Security Agreement (the “SCS Finance II Security Agreement” and together with the SCS Finance I Loan Agreement, the SCS Finance II Loan Agreement and the SCS Finance I Security Agreement, the “Loan Documents”) by and between GE Capital and SCS Finance II dated October 1, 2002, delivered a notice to GE Capital of the Borrowers’ intent to prepay in full all of their respective outstanding obligations under the Loan Documents. The Borrowers are wholly-owned subsidiaries of Alon USA Energy, Inc., the registrant.
     In accordance with the notice to GE Capital, the Borrowers expect to make a payment of approximately $30.4 million on or before July 1, 2006 in satisfaction of all of their outstanding obligations under the Loan Documents. Of this amount, $29.8 million represents a voluntary prepayment of the outstanding principal under the Loan Documents, and approximately $0.6 million represents a 2% prepayment premium.
     The loans had an average interest rate of 8.14%. The registrant expects to fully expense its deferred debt issuance costs of $2.1 million and the loan prepayment premium of $0.6 million in the quarter in which prepayment will be made.
     The registrant currently anticipates refinancing the aforementioned loan during the third quarter of 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
By:	/s/ Harlin R. Dean
Harlin R. Dean
Vice President, General Counsel and Secretary

Date: May 31, 2006